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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) April 30, 2002

ARCHIBALD CANDY CORPORATION
(Exact name of registrant as specified in its charter)

Illinois	333-33751	36-0743280
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1137 West Jackson Boulevard,
Chicago, Illinois 60607
(Address, including Zip Code,
of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code: (312) 243-2700

                    No Change
(Former name or former address, if changed since last report)

Item 5. Other Events

        Archibald Candy Corporation ("Archibald") has entered into an amendment of its forbearance agreement (the "CIT Forbearance Agreement") with The CIT Group/Business Credit, Inc. ("CIT"), the agent and sole lender under Archibald's revolving credit facility (the "CIT Facility"), extending the expiration of the forbearance period thereunder from April 30, 2002 until May 31, 2002. Pursuant to this amendment, CIT also has agreed to continue to make loans to Archibald in accordance with the terms and conditions of the CIT Facility, as modified by the CIT Forbearance Agreement. Archibald is continuing to explore with CIT and other funding sources a replacement of the CIT Facility; however, there can be no assurance that Archibald will be able to replace the CIT Facility or that it will be able to do so on terms favorable to Archibald.

        Archibald also has entered into an amendment of its forbearance agreement (the "Noteholders' Forbearance Agreement") with holders (the "Consenting Holders") of approximately 91% in aggregate face amount of Archibald's 10 1/4% senior secured notes due 2004 (the "Senior Notes") extending the expiration of the forbearance period thereunder from April 30, 2002 until May 31, 2002.

        The forbearance agreement (the "Senior Preferred Forbearance Agreement") between Fannie May Holdings, Inc. ("Holdings"), the sole shareholder of Archibald, and the holders (the "Senior Preferred Holders") of Holdings' senior preferred stock expired on April 30, 2002, without extension. Pursuant to the Senior Preferred Forbearance Agreement, the Senior Preferred Holders had agreed to forbear until April 30, 2002 to not exercise their right under Holdings' Amended and Restated Certificate of Designation of 5% Senior Preferred Stock to elect a director to Holdings' Board of Directors that has 51% of the total voting power of such Board (a "Control Director"). The Senior Preferred Holders have not elected a Control Director. The Noteholders' Forbearance Agreement and the CIT Forbearance Agreement provide that the forbearance periods thereunder may be terminated by the Consenting Holders and CIT, respectively, in the event that the Senior Preferred Holders elect a Control Director.

        Archibald is continuing discussions with the holders of the Senior Notes, CIT, Holdings' significant stockholders and investment advisors on an overall capital restructuring. There can be no assurance that Archibald will succeed in a restructuring on a timely basis or that the terms and conditions of a restructuring would be favorable to Archibald.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHIBALD CANDY CORPORATION (Registrant)
Dated: May 8, 2002	/s/ TED A. SHEPHERD
	Name:	Ted A. Shepherd
	Title:	President and Chief Operating Officer

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  Item 5. Other Events
SIGNATURES